Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

Gamehaus Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee			Proposed		Proposed
			Calculation			Maximum		Maximum
		Security	or Carry			Offering		Aggregate		Amount of
	Security	Class	Forward	Amount		Price Per		Offering		Registration
	Type	Title	Rule	Registered(1)		Unit		Price	Fee Rate	Fee
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.0001 per share	Rule 457(c)	52,093,399	(2)	$1.41	(3)	$73,451,692.59	0.0001531	$11,245.45
	Total Offering Amounts							$73,451,692.59		$11,245.45
	Total Fees Previously Paid									$0
	Total Fee Offset									$0
	Net Fee Due									$11,245.45

(1)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Class A Ordinary Shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(2)

Represents 52,093,399 Class A Ordinary Shares registered for resale by the Selling Shareholders identified in the Registration Statement, which include (i) 36,495,286 Class A Ordinary Shares issued to certain shareholders of the Company, upon the closing of the Business Combination (as defined in the Registration Statement), pursuant to the Business Combination Agreement (as defined in the Registration Statement), and (ii) 15,598,113 Class A Ordinary Shares, issuable upon the conversion of 15,598,113 Class B Ordinary Shares of the Company, each convertible into one Class A Ordinary Share at the option of the holder thereof, pursuant to the amended and restated articles of association of the Company.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of Class A Ordinary Shares as reported on May 19, 2025, which was approximately $1.41 per share,